Exhibit 10.4

Certain information identified by [***] has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into as of the date of last signature below (“Effective Date”) by and between:

(1)	Playboy Enterprises International, Inc., a Delaware corporation, with its principal place of business at 10960 Wilshire Blvd, Suite 2200, Los Angeles, CA 90024 (“Licensor”); and

(2)	Gaming Technologies, Inc., a Delaware corporation, with its principal place of business at 413 West 14th Street, New York, New York 10014 (“Licensee”).

Licensor and Licensee are collectively referred to herein as the “Parties”, and at times, each is individually referred to herein as a “Party.”

WHEREAS:

A.	Licensor is the owner of or authorized licensee of certain copyrights, trademarks, trade names, artwork, logos, and designs; and

B.	Licensee is the developer of certain skill-based mobile games; and

C.	Licensor and Licensee have agreed that Licensee shall be granted certain rights to create and distribute certain games incorporating the Licensed Property (as defined below) upon the terms and conditions set forth herein.

In consideration of the above premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

DEFINITIONS

In this Agreement the following expressions shall have the meanings set out against them:

a.	“Branded Game” has the meaning set forth in Exhibit A, attached hereto and hereby incorporated by reference, which bear the Licensed Property or are marketed in conjunction with the Licensed Property and/or any advertising, promotional, marketing, or associated materials bearing one or more of the Licensed Property.

b.	“Distribution Channels” shall mean the channels through which the Branded Games may be offered and distributed to End Users for End User play, and through which the Branded Games may generally be made available, used, promoted, and distributed, as more fully described in Exhibit A.

c.	“End User(s)” means individual players (or prospective players) of the Branded Games within the Territory.

d.	“Gross Gaming Revenue” shall mean the settled cash handle (excluding wagers from Player Incentives (as defined below)) received from End Users of a Branded Game.

e.	“Law” means any statute, law, ordinance, regulation, rule, code, order, license, permit, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local or foreign government, or political subdivision thereof, including any authority, department, administrative body, or inspectorate of any government, or any court or tribunal of competent jurisdiction, or of any stock exchange or over-the-counter market having jurisdiction over a Party.

f.	“License Year” means each twelve (12) consecutive calendar month period commencing on each January 1 of the Term and ending at 11:59 p.m., Los Angeles time, on each following December 31 of the Term, except that the first License Year shall commence on the Effective Date and end at 11:59 p.m., PST, on December 31, 2021. If the termination of this Agreement is effective other than at the end of any such period, then the final period ending on the effective date of such termination shall be deemed to be a License Year.

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g.	“Licensed Property” means collectively, certain of Licensor’s Trademarks, copyrights, images, designs, patterns, graphics from Licensor’s art and photo archives and style guides, trade dress, and symbols as provided by Licensor to Licensee hereunder. Notwithstanding the foregoing, Licensee shall not have the right to use or permit others to use any Licensed Property in any manner whatsoever unless it has first been specifically provided by and/or approved in writing by Licensor.

h.	“Net Gaming Revenue” means Gross Gaming Revenue, less the following documented, out of pocket expenses actually paid by Licensee to unaffiliated third parties in connection with the Branded Games: (i) any gaming-specific taxes which may be payable in a jurisdiction in the Territory where such taxes are required and (ii) Transaction Costs. Any additional costs to be deducted from revenue must be mutually agreed upon in advance in writing (email shall be sufficient) by Licensor and Licensee. Computation of Net Gaming Revenue (including the computation of the Gross Gaming Revenue) shall not include deductions for cash discounts, or costs incurred by Licensee in the manufacture, distribution, operation, maintenance, advertising, promotion, or exploitation of the Branded Games, or any indirect or overhead expense of any kind whatsoever. Similarly, such deductions and costs shall not be deducted from Royalties.

i.	“Player Incentives” means sign-up bonuses, retention bonuses, cash credits, tournament entry tickets or dollars, odds or profit boosts, or other monetary inducements awarded to and used by an End User of the Branded Games at no cost to such End User.

j.	“Prohibited Jurisdiction” means any country, state, province, region or other political subdivision, as applicable, in which the availability, operation, distribution, download, offer for download, offer for sale, sale, use, advertising, promotion or other disposition or exploitation of the Branded Games is prohibited by applicable Laws or similar governing order.

k.	“Territory” means the countries listed in Exhibit A.

l.	“Trademarks” means those trademarks, service marks, as identified in Exhibit B, attached hereto and hereby incorporated by reference, to the extent registered in the Territory or as otherwise authorized for use.

m.	“Transaction Costs” means (i) platform fees actually paid by Licensee to the Distribution Channels in connection with distribution of the Branded Games, (ii) winnings and Player Incentives paid to End Users; and (iii) refunds, credits, chargebacks, and charges for credit card or other payment processing related to payments made by End Users in and/or in connection with the Branded Games..

STANDARD TERMS AND CONDITIONS

1.             GRANT OF RIGHTS.

1.1          Subject to the terms herein, Licensor grants to Licensee an exclusive (subject to Section 1.3 and Exhibit A), limited, revocable (on the terms set forth herein), non-transferable license, to use the Licensed Property on and in connection with the design, creation, promotion, marketing, advertisement, sales, operation, maintenance, and distribution of the Branded Games solely within the Territory via the Distribution Channels during the Term. Licensee may submit to Licensor a request to use certain of Licensor’s intellectual property to be added to this Agreement, but such request will be granted in Licensor’s sole discretion in writing and based on appropriateness for the Branded Games, Licensor’s current strategic or business plans and availability of rights. For the avoidance of doubt, any use of the Licensed Property by any third party for promotion or other purposes shall require Licensor’s prior written consent.

1.2          Third Party Manufacturers. Subject to all terms of this Agreement, Licensee has the limited right to authorize third party designers and software engineers to use the Licensed Property in the creation of the Branded Games; provided that such authorization is limited to producing the Branded Games solely on behalf of Licensee. Licensee shall require all designers and software engineers to sign the Subcontractor Agreement set forth in Exhibit C, attached hereto and hereby incorporated by reference, or to sign an agreement which incorporates the terms contained in the Subcontractor Agreement which has been pre-approved in writing by Licensor. Licensee shall be responsible for ensuring that its designers’ and software engineers’ use of the Licensed Property and the design and creation of the Branded Games and Branded Games satisfy all the requirements of this Agreement. Licensee assumes all responsibility for any actions and/or omissions by such designers and software engineers relating to the use of the Licensed Property and the design, creation, or distribution of the Branded Games.

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1.3          Licensor’s Use of Intellectual Property. Nothing contained in this Agreement shall be deemed to restrict or prohibit Licensor’s right to use, or to license others to use, the Licensed Property for any purpose, including without limitation, in connection with products similar to the Branded Games, except such use as would violate Licensee’s exclusive rights set forth in Exhibit A.

1.4          Reservation of Rights. Licensee acknowledges and agrees that it has no rights in the Licensed Property except such rights granted by this Agreement, and Licensee irrevocably waives and releases any claim to title and ownership rights (including, without limitation, copyright and trademark ownership) in the Licensed Property. Licensee acknowledges and agrees that there is valuable goodwill associated with the Licensed Property and that the Licensed Property has a secondary meaning in the mind of the public. Licensee further acknowledges and agrees that the Licensed Property (including all rights therein and goodwill associated therewith) shall be and remain insofar as the Licensee is concerned the exclusive property of Licensor and its designees. Licensee shall not use nor authorize nor permit the use of the Licensed Property in any manner at any time nor at any place not specifically licensed herein and all right and interest of whatsoever nature with respect to the Licensed Property, which are not specifically granted to Licensee herein, shall be and are specifically reserved by Licensor and/or its designees without limitation. Licensee shall exercise the rights granted under this Agreement strictly in accordance with the terms, conditions, restrictions, and limitations contained herein. Licensee acknowledges and agrees that its use of the Licensed Property shall not create in Licensee’s favor any right title or interest in the same and that all uses of the Licensed Property by Licensee (as are permitted under this Agreement) shall inure to the benefit of Licensor.

1.5          Withdrawal Right. Notwithstanding anything to the contrary contained herein, Licensor may withdraw or modify any or all elements of the Licensed Property, or replace such Licensed Property with alternative materials, in all or any portion of the Territory upon written notice to Licensee in the event Licensor determines in its sole discretion that:

(a)	the exploitation thereof would or would likely (i) violate or infringe trademark or other proprietary rights of any third party; (ii) subject Licensor to liability or litigation; or (iii) violate any Law, court order, government regulation or other ruling of any governmental agency; or

(b)	it cannot adequately protect its rights in the Licensed Property under the trademark or other Laws of any jurisdiction in the Territory.

(c)	For the avoidance of doubt, a withdrawal and/or modification in accordance with this Section shall not be deemed a breach of this Agreement, and Licensee shall promptly comply with any such withdrawal and/or modification in accordance with Licensor’s written instructions.

1.6          Upon expiration or termination of this Agreement, Licensee shall have no right to design, create, advertise, distribute, sell, promote, make available or otherwise deal in any manner with the Branded Games or otherwise use the Branded Games, and Licensee shall not itself (and shall not permit any affiliate of Licensee or any third party to) engage in any such activity, other than as set forth in Section 10.5.

2.             TERM

2.1          Initial Term. This Agreement shall be effective and expire as of the date specified in Exhibit A, unless earlier terminated under operation of Law or in accordance with the terms and conditions herein, or renewed as provided herein (the “Initial Term”).

2.2          Renewal. This Agreement may be renewed on the terms and conditions specified in Exhibit A, if any, or as otherwise mutually agreed in an amendment hereto signed by the Parties (each a “Renewal Term”). Except as otherwise modified, all terms of this Agreement, shall remain in full force and effect throughout all renewal periods. The Initial Term and all Renewal Terms (if any) are referred to collectively herein as the “Term.”

3.             ROYALTIES; STATEMENTS AND PAYMENTS

3.1          Royalties. Licensee shall pay to Licensor the royalty specified in Exhibit A (“Royalties”).

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3.2          Statements. Within twenty (20) days following the last day of each calendar quarter, Licensee shall furnish to Licensor or its designee a complete and accurate statement (“Statement;” in a format to be agreed upon by the Parties) detailing for such calendar quarter and the License Year through such period or for the Sell-Off Period: (a) a listing of Licensee’s distribution data for each Distribution Channel; (b) detailed computation of Gross Gaming Revenue and Net Gaming Revenue, and the amount of Royalties due and payable for each Branded Game; and (c) the Minimum Advertising Spend made by Licensee pursuant to Section 5.1 hereof and the details of all such expenditures, supported by copies of vouchers and copies of all advertising for or relating to the period covered by such Statement. Acceptance by Licensor of any payment and/or Statement (as applicable) for any calendar quarter shall not preclude Licensor from questioning their accuracy at any time during the Term or for three (3) years after the expiration of the Term. Each such Statement shall be certified by an officer of Licensee as being true and accurate.

3.3          Payment Requirements. Within thirty (30) days following the last day of the applicable calendar quarter, Licensee shall remit the Royalty payment due during such quarter.

3.4          No Deduction. All sums payable hereunder by Licensee to Licensor shall be made without deduction or offset for any taxes, except as specifically permitted in this Agreement. The purpose of this subsection is to preserve the payments to Licensor from being reduced in connection with income tax, withholding taxes, duties and other taxes and assessments which may be imposed by a jurisdiction in which Licensee operates or is subject to taxation, payment of duties or assessments. In the event that Licensee is compelled to make any deduction by Law, Licensee shall provide Licensor with evidence that such tax has been paid in the proper amount. Licensee shall give due notice to Licensor of any such proposed deductions. Licensee shall make no further deductions without prior approval from Licensor based on satisfactory documentation present by Licensee to Licensor.

3.5          Exchange Rate. Licensee shall calculate Royalties on a quarterly basis in local currency (with each such calendar quarter considered to be a separate accounting period for the purpose of computing Royalties. Licensee shall compute a conversion of each monthly total during a quarter into United States currency utilizing the average rate of exchange for buying United States dollars as quoted in the currency table published by OANDA Corporation located at https://www,oanda.com/currency/table for the relevant calendar month. If there are two rates for a currency, Licensee shall use the most favorable rate to Licensor. The converted amounts (in U.S. currency) shall be added together on a cumulative basis and will be reflected in the Statement required pursuant to Section 3.2. All costs of conversion and wire transfer shall be the sole expense of Licensee.

3.6          Late Payments. Royalties that are not paid on the due date by Licensee shall bear interest from such due date until the date on which such amount is paid in full at an amount equal to four percent (4%), or the maximum rate allowable by law, over the prime rate of interest as established by JP Morgan Chase on the date such sums should have been paid. In addition, should any payment due to Licensor from Licensee hereunder be more than fifteen (15) days overdue, Licensor may add an additional fifteen percent (15%) one-time charge to the amount due. Should any such payment (including the interest payment due thereon) remain outstanding for thirty (30) days from the original due date, Licensor may treat such failure as an incurable default hereunder.

3.7          Inspection of Records. Licensee shall: (a) keep complete and accurate books of account and records covering all transactions relating to or arising out of the License and this Agreement (which books and records shall be maintained separately from Licensee’s documentation relating to other items manufactured or sold by Licensee); and (b) upon not less than forty-eight (48) hours written notice from Licensor, permit Licensor or its nominees, employees, agents or representatives to have full access to such books and records in order to inspect such books and records during regular business hours, to conduct an examination of and to copy (at Licensor’s expense), all such books and records. Licensee shall maintain in good order and condition all such books and records for a period of two (2) years after the expiration or termination of the License and this Agreement or, in the event of a dispute between the Parties hereto, until such dispute is resolved, whichever date is later, and such books and records shall be kept at the address stated in Exhibit A, as the same may be updated in accordance with this Agreement. Receipt or acceptance by Licensor of any Statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if one or more inconsistencies or mistakes are discovered by Licensor in such Statement, it or they shall be rectified in an amended Statement to be provided to Licensor no later than ten (10) days after the date of receipt by Licensee of notice of such inconsistencies or mistakes.

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3.8          Discrepancy. If any inspection or examination referred to in Section 3.7 discloses, or Licensor or Licensee otherwise discovers, an underpayment of Royalties or other royalty required hereunder, the amount of such underpayment shall be paid by Licensee to Licensor no later than thirty (30) days after receipt of notice or knowledge thereof by Licensee. In the event of such an underpayment by Licensee in excess of nine percent (9%) in any License Year, then Licensor may elect to treat such occurrence as an incurable default by Licensee under this Agreement. If such inspection or examination: (a) discloses or Licensor or Licensee otherwise discovers an overpayment of earned Royalties, the amount of such overpayment shall be credited against future payment of any or all of the earned Royalties or, in the event of the expiration or termination of the License and this Agreement and there is or are no such future payments, such amount shall be paid by Licensor to Licensee not later than thirty (30) days after the discovery thereof by Licensor, subject to Licensor’s rights of setoff, recoupment and counterclaim; or (b) reveals that for the period covered by such inspection or examination there is an underpayment of five percent (5%) or more in the earned Royalties previously reported on the Statement(s) as being due from Licensee, all expenses involved in the conducting of such inspection or examination shall be borne by Licensee. Licensee shall pay to Licensor the amount of such expenses no later than ten (10) days after Licensee’s receipt of Licensor’s invoice therefor. If such error is less than five percent (5%), such expenses shall be borne by Licensor.

4.             TERRITORY & PROHIBITED JURISDICTIONS.

4.1          Territory. The Territory shall be as set forth in Exhibit A, and Licensee shall not exploit the rights granted hereunder outside of such Territory without the prior written approval of Licensor. In the event that Licensee desires to exploit the License and distribute any Branded Game in any jurisdiction outside of the Territory, Licensee shall provide Licensor with an exploitation plan in writing, specifying, among other things, the jurisdictions where Licensee desires to exploit the License and make available and distribute Branded Games, and Licensor shall determine, in its sole discretion, whether the Territory can be expanded into the requested jurisdictions. Licensor may remove any country of the Territory upon not less than thirty (30) days notice to Licensee.

4.2          Prohibited Jurisdictions. In addition to Licensor’s other rights and remedies hereunder, in the event Licensee or any Distribution Channel has reasonably commenced distribution or exploitation of any Branded Game into or within a jurisdiction which is a legal gaming jurisdiction, and due to a change in applicable Laws, the jurisdiction becomes a Prohibited Jurisdiction, then such Prohibited Jurisdiction shall be automatically excluded from the Territory, and Licensee shall cease and shall cause any applicable Distribution Channels to cease, distribution and exploitation of the Branded Games therein no later than the effective date of such jurisdiction becoming a Prohibited Jurisdiction. Without limiting the foregoing and for the avoidance of doubt, the Territory shall exclude any country or so-called state that is then-subject to United States embargo. Licensee shall notify Licensor in writing of any change(s) to the Prohibited Jurisdictions of which it becomes aware. Without limiting the foregoing, and for the avoidance of doubt, Licensee alone bears the responsibility to determine the legal and regulatory risk for Licensee and Licensor associated with the operation, use or distribution of the Branded Games and/or Licensed Property in any state, region or other geographic and/or government area within the Territory. Licensee shall not, and shall ensure that no Distribution Channel shall (directly or indirectly), (a) permit any person located or resident in any Prohibited Jurisdiction to participate in or otherwise use or play any Branded Game; (b) accept any payments from persons located in a Prohibited Jurisdiction in relation to any Branded Game; (c) undertake any promotional or marketing activity that could reasonably be considered to be attempting to attract persons in a Prohibited Jurisdiction to any Branded Game; or (d) otherwise use, operate or distribute any Branded Game in any Prohibited Jurisdiction.

5.             ADVERTISING AND MARKETING

5.1          Minimum Advertising Commitment. Each calendar quarter, Licensee shall submit a report, identifying the advertising and promotion activities during the preceding calendar quarter. In addition to any other amounts or payments to be made by Licensee under this Agreement, and not to be credited to or offset against any Royalties payable hereunder, Licensee agrees to expend within each License Year for advertising and promoting the Branded Games in media directed to the consumer not less than the Minimum Advertising Commitment, as set forth in Exhibit A to this Agreement. If the Statement for the immediately preceding quarter of a License Year shows that such amount has not been spent as set forth herein, the difference between the amount actually spent and the amount required to be spent must be remitted to Licensor along with such Statement for use in Licensor’s advertising and promotion pool.

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5.2          Any marketing or other promotions by Licensee in connection with the Branded Games must be approved in advance in writing by Licensor.

5.3          Licensee shall provide Licensor with samples of all promotional materials, marketing materials, and advertisements associated with the Branded Games, and any other materials containing, displaying, or used in conjunction with the Licensed Property (“Collateral Materials”), for Licensor’s inspection and written approval prior to any use.

5.4          Licensee will include such marketing within the Branded Games as may be directed by Licensor. Licensee may not include any marketing or promotion of any other game or product within any Branded Game.

6.             OWNERSHIP, GOODWILL AND PROTECTION OF RIGHTS

6.1          Ownership. Licensee acknowledges that Licensor is and shall remain the owner of all right, title and interest in and to the Licensed Property; in all copyrights, Trademarks, and other rights associated with the Licensed Property; in all artwork, packaging, copy, literary text, advertising and promotional material of any sort which utilize the Licensed Property, including all such materials developed by or for Licensee (collectively, the “Copyrighted Materials”); and the goodwill pertaining to all of the foregoing, and to the extent that Licensee acquires any right, title and/or interest in and to the Copyrighted Materials, Licensee hereby irrevocably and unconditionally assigns to Licensor all such right, title and interest, including without limitation any copyrights, throughout the universe in perpetuity in and to the Copyrighted Materials and, if applicable and to the fullest extent permissible by Law, irrevocably and unconditionally waives in perpetuity any moral rights, droît morale or similar rights that Licensee may have under the Laws of any jurisdiction with respect to the Copyrighted Materials. Licensee acknowledges that Licensor shall be entitled to invoke the foregoing assignment and waiver. All individuals who prepare any Copyrighted Materials for or on behalf of Licensee shall either (a) be full-time, salaried employees of Licensee; or (b) assign in writing to Licensor any and all rights, of any kind or nature whatsoever, in and to all Copyrighted Materials, and if applicable and to the fullest extent permissible by Law, such individual shall irrevocably and unconditionally waive in perpetuity any moral rights, droît morale or similar rights under the Laws of any jurisdiction that the individual may have with respect to the Copyrighted Materials.

6.2          Licensee Intellectual Property. Notwithstanding anything to the contrary contained herein, Licensee shall retain all right, title and interest in and to: (a) all code (including the underlying source code, object code and back-end software) incorporated in the Branded Games; (b) Licensee’s proprietary software, development tools, software libraries, game engines, rendering engines and subroutines used in or used to develop and create the Branded Games; and (c) all future games or products developed by Licensee which are not developed specifically for Licensor or governed by a separate agreement (collectively, the “Licensee IP”).

6.3          Trademark Notices. Licensee shall include on or in connection with the distribution of the Branded Games, and any associated materials by means of a tag, imprint or other device approved in advance in writing by Licensor, such copyright, trademark or service mark notices as Licensor may designate. Specific trademark notices may be identified on Exhibit A or designated from time to time in writing by Licensor. Licensee shall not use alternate notices without the prior written consent by Licensor. In addition to the notices required under the Exhibit, all Licensed Property and Copyrighted Materials shall fully comply with (a) the notice provisions of the Universal Copyright Convention, the Berne Convention, and any other related Laws in the Territory, and (b) any other legal notice requirements established by Licensor from time to time.

6.4          Goodwill. Licensee acknowledges the great value of the publicity and goodwill associated with the Licensed Property and the worldwide recognition thereof, acknowledges that the Licensed Property are inherently distinctive or have acquired secondary meaning, and that all related rights and goodwill belong exclusively to Licensor. All additional goodwill associated with the Trademarks created through the use of such Trademarks by Licensee shall inure to the sole benefit of Licensor. During and after the Term, Licensee shall not:

(a)	conduct any activity or produce goods, which in any way question Licensor’s ethics or lawful practices, nor shall Licensee do anything that damages or reflects adversely upon Licensor, the Branded Games, or the Licensed Property;

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(b)	attack or question the validity of, or assist any individual or entity in attacking or questioning, the title or any rights of or claimed by Licensor, its subsidiaries and affiliates and their respective licensees and sublicensees in and to the Licensed Properties or any other trademarks, copyrights or such other intellectual or intangible property associated or connected with any or all of Licensor, its subsidiaries and affiliates, their publications, published material, activities, licensees and sublicensees;

(c)	directly or indirectly seek for itself, or assist any third party or parties to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or intangible property associated or connected with the Licensed Property (including without limitation URLs and domain names), without the prior written approval of Licensor;

(d)	in any way seek to avoid Licensee’s duties or obligations under this Agreement because of the assertion or allegation by any individual(s), entity or entities that any or all of the Licensed Property are invalid or by reason of any contest concerning the rights of or claimed by Licensor; or

(e)	file or prosecute one or more trademark applications regarding the Licensed Property, unless first requested to do so in writing by Licensor. (Licensee will cooperate with Licensor in connection with any and all such filings.)

6.5          User Data. Subject to applicable Laws related to user data, including, but not limited to, collection, sharing, and use thereof, Licensor and Licensee shall co-own all data collected from End Users in connection with the distribution and operation of the Branded Games. Licensee shall implement a privacy policy (“Privacy Policy”) applicable to End Users of the Branded Games that is no less protective of user privacy than is required under the Laws of or otherwise applicable in the Territory. Such Privacy Policy shall be prominently displayed to End Users and shall otherwise be accessible within each Branded Game. Licensee shall not take any action, and the Branded Games shall not be operated, in contravention of such Privacy Policy or of any applicable Law, including, but not limited to, data protection provisions imposed by the Territory and other applicable laws. Subject to applicable Law, the Privacy Policy shall contain a provision that states that Licensee has the right to transfer the User Data to Licensor and shall provide appropriate mechanisms within the Licensed Properties (e.g., opt-ins) in order to permit and effectuate such transfer.

6.6          Opt-In Opportunities. Licensee agrees that it will use commercially reasonable efforts to provide opportunities to its End Users of the Branded Games, in consultation with Licensor, in order to obtain the permission of such End Users to receive communications directly from Licensor. Such opportunities may include but will not be limited to, providing opt-in opportunities where Licensee gives End Users the opportunity to receive communications from Licensee

7.             PROTECTION OF LICENSED PROPERTY

7.1          Protection of Copyrights, Trademarks and Goodwill. Licensee agrees to assist Licensor, at Licensor’s request and expense, in procuring and maintaining Licensor’s rights in the Licensed Property (including copyright and trademark rights). In connection therewith, Licensee agrees to execute and/or deliver to Licensor, in such form as Licensor may reasonably request, all instruments necessary to effectuate copyright and trademark protection for, or to establish or confirm Licensor as owner of all intellectual property rights in and to, the Licensed Property, the Branded Games and the Copyrighted Materials, or to record Licensee as a registered user of any trademarks, or to cancel such registration. If Licensee fails to deliver any such instrument within ten (10) days from Licensor’s request, Licensor shall be deemed appointed as Licensee’s attorney in fact for purposes of executing and filing or registering any such instruments, which appointment is a power coupled with an interest. Licensor shall solely control all infringement litigation or disputes brought against third parties involving or affecting the Licensed Property. Licensee shall provide all assistance requested by Licensor in connection with such litigation or disputes, at Licensor’s expense.

7.2          Unauthorized Use. If Licensee uses the Licensed Property without Licensor’s prior written approval as required herein, Licensor may, at its sole option, elect to immediately terminate Licensee’s right to continue using any of the Licensed Property, without any right to cure. Licensee also acknowledges that irreparable injury to Licensor shall occur if the use continues, and that Licensor shall be entitled to injunctive relief, and applicable damages, costs and reasonable attorneys' fees, arising from any such unauthorized use.

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7.3          Use of Other Marks. Licensee shall not use any trademark, service mark, trade name, logo, symbol or devices other than its own in combination with the Licensed Property without the prior written consent of Licensor. Licensee shall not affix a copyright notice other than Licensor’s copyright notice or attempt to obtain copyright or trademark in any artwork which contains or is derived from the Licensed Property without the prior written consent of Licensor. Promptly upon Licensor’s request, Licensee shall remove from any Branded Game or associated materials bearing the Licensed Property and under Licensee’s control or access, any element which Licensor reasonably believes will harm the Licensed Property or Licensor’s reputation.

7.4          During and after the Term, Licensee shall not use, cause or authorize to be used any word, device, design, slogan or symbol confusingly similar, in whole or in part, to any or all of the Licensed Property, or any permutation of the Licensed Property. During the Term and the Sell-Off Period, none of the following shall be used on or in connection with any Branded Game or the Collateral Materials without Licensor’s prior written consent: (i) portions or permutations of any or all of the Licensed Properties; (ii) secondary marks; or (iii) new words, devices, designs, slogans or symbols. In the event that Licensor grants such authorization, any use by Licensee of a portion, permutation, secondary mark, word, device, design, slogan and/or symbol shall inure to the benefit of the Licensor, shall be the property of Licensor and shall be included as one of the Licensed Properties, subject to the terms of this Agreement. Should Licensee create or develop any advertising, promotion, packaging or trade dress unique to any Branded Game, all such advertising, promotion, packaging or trade dress shall be the property of Licensor and shall not be used by Licensee on or in connection with any other product or merchandise during and after the Term. No later than ten (10) days after expiration or termination of this Agreement or at any other time upon Licensor’s request, Licensee will assign to Licensor, without charge, all of Licensee’s right, title and interest (including without limitation all goodwill associated therewith and all copyrights) in and to such advertising, promotion, packaging or trade dress and shall cooperate fully with Licensor in preparing and recording whatever documentation may be necessary or desirable or requested by Licensor to effect such assignment.

7.5          Works Made For Hire. Any art work or other materials developed or created by Licensee or on Licensee’s behalf for any Branded Game, including, but not limited to, copyrighted materials, artwork, Trademarks, trade names, trade dress, and service marks ("Work") are or shall become the exclusive property of Licensor. Licensor shall be free to use the Work without restriction from Licensee and without further consideration. Licensee agrees to transfer to Licensor all rights, title and interest in the Work. Such Work shall be considered a "Work Made for Hire" for purposes of the 1976 Copyright Act, as amended. In no event shall the Work be considered a joint work. To the extent the Work does not fit within the definition of “Work Made for Hire” under the Copyright Act of 1976, or any successor Law, all intellectual property rights in the Work, including all copyright and trademark rights, are by this Agreement assigned to Licensor. Licensee shall not claim any right, title or interest in any Work created pursuant to this Agreement and shall not use any Work created pursuant to this Agreement without Licensor’s prior written consent, which may be given or withheld in Licensor’s sole discretion. Licensee agrees to obtain the proper and necessary written releases or other agreements from its employees and/or independent contractors who develop such Work and provide Licensor with copies of such releases or other agreements.

7.6          Unauthorized Activities. Licensee shall promptly notify Licensor in writing of any: (a) infringing or unlawful use or proposed use by another person or entity of any part of the Licensed Property or any Branded Game in violation of the rights granted under this Agreement; (b) claim by a third party that Licensor’s or Licensee’s activities hereunder or the distribution or operation of any Branded Game infringes the rights of a third party, regardless of whether such claim has become the subject of a legal proceeding; or (c) distribution or use of any Branded Game outside the Territory other than, to the extent expressly permitted in this Agreement, of which Licensee may become aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or unauthorized distribution described in (a) and (c) above. In addition, Licensee shall not, without Licensor’s prior written consent, design, manufacture, advertise, promote, distribute, or deal with in any way in the Territory any product or material that is or are in Licensor’s sole and absolute judgment competitive with or confusingly similar to any elements of the Branded Games and the Collateral Materials.

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8.             QUALITY CONTROL AND APPROVALS

8.1          Quality Standards. Licensee warrants that the Branded Games, and the distribution methods thereof, including any mobile app(s) and/or website(s), and all promotional and advertising material shall be of high quality and suitable for the purpose intended, meet Licensor’s quality standards and requirements, including but not limited to those standards set forth in Exhibit D, attached hereto and hereby incorporated by reference, and be of a quality equal to or higher than the samples provided to Licensor for review and approval in accordance with this Agreement. Licensee shall design, make available, distribute, promote, advertise, market, and sell the Branded Games in an ethical manner and in accordance with the provisions and the intent of this Agreement, and shall not engage in unfair or anti-competitive business practices. Moreover, the Branded Games shall be designed, made available, distributed, promoted, advertised, marketed and sold according to Licensee’s approved standard quality control and manufacturing procedures and requirements and all applicable international, national, federal, state and local Laws, treaties and governmental orders and regulations, and shall meet (or exceed) all applicable government and industry standards, regulations, guidelines, rules, Laws, and the like regarding such product(s). Approval of a particular product pursuant to this Agreement shall not be deemed a waiver of any of the quality and standard requirements set forth in Exhibit D. Licensee shall not offer for use, advertise, promote, or distribute for any purpose any Branded Games that are damaged, defective, contain malware, or that otherwise fail to meet the specifications or quality requirements set forth in this Agreement or deviate in type or quality from the products which have been approved in writing by Licensor.

8.2          Product Sample Approval. Licensee agrees to submit initial samples of the Branded Games (including each variation of thereof), for Licensor’s inspection, testing, analysis and written approval prior to any marketing, advertisement, or distribution of any such Branded Games.

8.3          Approval of Collateral Materials. Licensee shall provide Licensor with samples of all promotional materials, marketing materials, and advertisements associated with the Branded Games and any other materials containing, displaying, or used in conjunction with the Licensed Property (“Collateral Materials”) for Licensor’s inspection and written approval prior to any use.

8.4          Quality Maintenance. Licensee warrants that all Branded Games it distributes, makes available, and operates hereunder, shall be substantially identical to and of no lesser quality than the final samples approved by Licensor. Once a Branded Game has been approved by Licensor in writing, additional approvals will not be required for general app version updates; provided however, that Licensee shall submit to Licensor for written approval any proposed change from the final samples approved involving any alteration in the design or quality of the Branded Games, or any change in the use of the Licensed Property or any change that would materially affect End User experience in a Branded Game, prior to Licensee’s distribution of such Branded Game.

8.5          Disposal of Unapproved Products. Licensee shall destroy and certify the destruction of all unapproved Branded Games.

8.6          Approval Suspension. If Licensee has been notified in the manner set forth in Section 10 that it is in breach of one or more of the provisions of this Agreement, then Licensor may, in its sole discretion, suspend the review and approval of additional Branded Games and/or Collateral Material submissions until such time as Licensee has cured all such breach(es).

8.7          Reasonable Approvals. Approvals required from Licensor under this Agreement shall not be unreasonably delayed by Licensor.

9.             INSURANCE

9.1          Licensee shall acquire and maintain at its sole cost and expense throughout the Term and any renewal of this Agreement, and for a period of two (2) years following the termination or expiration of this Agreement, the following insurance policies, in each case, reasonably satisfactory to Licensor and with limits no less than Three Million U.S. Dollars (U.S.$3,000,000) per occurrence and Three Million U.S. Dollars (U.S.$3,000,000) in the aggregate: (a) a general commercial liability policy; (b) an errors and omissions liability policy. The Parties acknowledge and agree that any of the foregoing coverages can be achieved through a combination of primary and umbrella policies. Each policy shall be through an insurer with a Best’s rating of “A” (or better), and qualified to transact business in the Territory (and each such insurance policy shall name Licensor as an additional insured and shall evidence the insurer’s agreement that such insurance shall not be amended, cancelled, terminated or permitted to lapse without thirty (30) days’ prior written notice to Licensor). Licensee shall provide Licensor with a certificate of such insurance upon the Effective Date and on each anniversary date of the grant or issuance of each such policy, evidencing that each such policy has not been altered with respect to Licensor in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of the premium for each such policy. Without limiting the foregoing, Licensee shall cause each such policy to be in full force and effect prior to the commencement of any design, distribution of or dealing with the Branded Games whatsoever. Failure by Licensee to obtain the required insurance prior to such commencement or failure by Licensee to adequately maintain such insurance shall be a default by Licensee under this Agreement and such default must be cured within ten (10) days following notice by Licensor.

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10.          TERMINATION AND EXPIRATION

10.1        Expiration. Except as otherwise provided herein, the Term of this Agreement shall expire in accordance with Section 2.

10.2        Licensor’s Immediate Right of Termination. Unless otherwise provided herein, Licensor shall have the right and option to terminate this Agreement immediately upon written notice to Licensee if Licensee does any of the following, and no penalties, break fees, termination charges or Sell-Off Period shall apply:

(a)	Manufactures, distributes, operates, promotes, distributes or uses, in any way, any Branded Game or Licensed Property without having the prior written approval of Licensor, or continues to manufacture, promote, distribute, operate, or use, in any way, any Branded Game after receipt or notice from Licensor disapproving or withdrawing approval of the same; or

(b)	Any Branded Game is deemed illegal for any reason and Licensee continues to distribute or otherwise operate such Branded Game displaying Licensed Property without correcting the condition or defect in a manner reasonably acceptable to Licensor; or

(c)	Except under federal bankruptcy Laws, files a petition in bankruptcy, is adjudicated as bankrupt or insolvent, makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy Law, discontinues all or a significant portion of its business, or its business is appointed a receiver; or

(d)	Breaches any of the material conditions or provisions of this Agreement and fails to cure (if capable of curing) within thirty (30) days after receiving written notice from Licensor, or within ten (10) days for a failure to make any payment when due; or

(e)	Breaches any material provision of this Agreement twice in any eighteen (18) month period; or

(f)	(i) a substantial portion of the assets or controlling stock in Licensee’s business is sold or transferred; or (ii) there is a substantial change in the controlling interest in Licensee’s business, or a merger or consolidation of Licensee’s business with any other entity, or a substantial change in the character or reputation of Licensee or its business or in the management of Licensee; or (iii) Licensee’s business is or becomes, in Licensor’s reasonable judgment, inconsistent with the image or reputation of Licensor or is likely to tarnish the goodwill associated with Licensor’s brand or the Licensed Property; or (iv) any Licensee IP is expropriated, confiscated or nationalized by any government; or (v) any government assumes de facto control of Licensee’s business, in whole or in part;

(g)	Any breach of Licensee’s confidentiality obligations as provided in Section 12 hereof; or

(h)	Failure by Licensee to launch a Branded Game to the public in the Territory on a Distribution Channel by its Launch Date, or to meet the Minimum Net Gaming Revenue requirement in any License Year, as set forth in Exhibit A.

10.3        Licensee’s Immediate Right of Termination. Except as otherwise provided herein, Licensee shall have the right to terminate this Agreement immediately upon written notice to Licensor if Licensor does any of the following:

(a)	Breaches any of the material conditions or provisions of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice from Licensee; or

(b)	Except under federal bankruptcy Laws, files a petition in bankruptcy, is adjudicated as bankrupt or insolvent, makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy Law, discontinues all or a significant portion of its business, or its business is appointed a receiver; or

(c)	Any breach of Licensor’s confidentiality obligations as provided in Section 12, hereof.

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10.4        Duties Upon Termination. Termination of the Agreement shall be without prejudice to any rights that the terminating Party may otherwise have against the other Party. Subject to any Sell-off Period pursuant to Section 10.5, upon any expiration or termination of this Agreement: (a) all money owed or accrued shall become immediately due and payable; (b) Licensee shall immediately discontinue the updating, availability, distribution, and operation of all Branded Games, and the use of the Licensed Property; (c) Licensee shall destroy any advertising/promotional materials using the Licensed Property; (d) notify all Distribution Channels that they must promptly remove the Branded Games within a period not longer than the Sell-Off Period, if any; and (e) notify all End Users that their accounts will be closed and all money must be used by the End Users or refunded to them.

10.5        Continued Operation After Expiration or Termination. Provided that upon expiration of this Agreement, Licensee is not in arrears in the payment of any amounts due to Licensor and that Licensee is in compliance with all of the terms and conditions of this Agreement, or if this Agreement is terminated then only upon Licensor’s prior written approval (which may be withheld at Licensor’s discretion), Licensee may, during the Sell-Off Period, permit Distribution Channels to continue to make available the Branded Games through the existing platforms. No new or additional Distribution Channels may be added during the Sell-Off Period. If a Sell-Off Period is permitted, End Users may continue to play games and use currency stored in connection each such End User’s account associated with the Branded Games, and Licensee shall pay Royalties and furnish Statements with respect to the Sell-Off Period in accordance with the terms and conditions of this Agreement as though the License and this Agreement were still in effect. It is expressly understood and agreed by Licensee that the Sell-Off Period shall be non-exclusive and considered a separate accounting period for the purpose of computing Royalties due to Licensor for amounts generated during such period. Licensee acknowledges that during the Sell-Off Period the Branded Games may be distributed only in the normal course of business via the approved Distribution Channels and at regular prices (unless otherwise agreed by the Licensor in writing). The Trademarks may not be removed, hidden or altered in any way.

10.6        It is agreed that all accounting and payments required herein shall survive and continue beyond the expiration or earlier termination of this Agreement. Wherever the obligations of Licensee hereunder are expressed to be subject to a limit of time it shall be deemed that time shall be of the essence of this Agreement.

11.          INJUNCTIVE RELIEF/DAMAGES

11.1        Injunctive Relief. It is expressly agreed that Licensor would suffer irreparable harm from a breach or threatened breach by Licensee of any of its covenants contained in this Agreement, and that remedies other than injunctive relief may not fully compensate or adequately protect Licensor for such a violation. Therefore, without limiting the right of Licensor to pursue all other legal and equitable remedies available for violation of this Agreement, in the event of actual or threatened breach by Licensee of any of the provisions of this Agreement, Licensee consents that Licensor shall be entitled seek to injunctive or other relief in order to enforce or prevent any such violation or continuing violation thereof without necessity of posting bond or other security, any requirements therefor being expressly waived by Licensee. Licensee agrees not to raise the defense of an adequate remedy at Law in any such proceeding. Licensee acknowledges and agrees that the provisions of this Section are reasonably necessary and commensurate with the need to protect Licensor against irreparable harm and to protect its legitimate and proprietary business interests and property. Licensor shall also be entitled to recover from Licensee, in addition to any other remedies in the event of default, reasonable attorney’s fees, costs and expenses, including collection agency fees incurred by Licensor in the enforcement of the provisions hereof.

11.2        Limitation of Liability. EXCEPT IN THE EVENT OF ANY BREACH OF SECTION 12 (CONFIDENTIALITY), LIABILITY PURSUANT TO SECTION 14 (INDEMNIFICATION), OR ANY CLAIMS BASED ON A PARTY’S WILLFUL MISCONDUCT, INTENTIONAL OR RECKLESS ACTS OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR RELATING TO A BREACH OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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12.          CONFIDENTIALITY

12.1        Confidentiality. Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to the proprietary information of the other Party (the “Disclosing Party”), including information about its business operations and strategies, goods and services, technology, customers, pricing, marketing, style guides, and other sensitive and proprietary information (collectively, the “Confidential Information”). Confidential Information shall not include information that: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 12 by the Receiving Party; (b) is or becomes available to the Receiving Party on a non-confidential basis from another person or entity, provided that such person or entity is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party; or (d) is required to be disclosed by Law, including disclosure made pursuant to the terms of a court order; provided, that the Receiving Party has given the Disclosing Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's officers, employees, consultants, accountants and legal advisors who are bound by written confidentiality obligations and have a need to know the Confidential Information to assist the Receiving Party (or act on its behalf) or to exercise its rights or perform its obligations under this Agreement.

12.2        Confidentiality of Terms and Conditions of Agreement. Neither Party shall (nor shall it permit or cause its employees or agents to) divulge, disseminate or publicize information relating to this Agreement or the financial or other terms of this Agreement (including any information on the specifications or methods of reproduction of the Licensed Property) to any third party (other than its agents, attorneys, financial sources, auditors, or accountants), except as may be required by Law or to fulfill the terms of this Agreement. In the event Licensee is required by Law to publicly disclose any of the terms of this Agreement, Licensee must use best efforts to request confidential treatment from the applicable government agency to the extent permitted by applicable Law.

13.          REPRESENTATIONS AND WARRANTIES

13.1        Mutual Representations and Warranties: Each Party represents and warrants to the other Party that:

(a)	it is validly existing and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b)	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(c)	when executed and delivered by a Party, this Agreement shall constitute a legal, valid and binding obligation of such Party, enforceable against each such Party in accordance with its terms.

13.2        Licensee’s Representations and Warranties: Licensee represents, warrants and covenants that:

(a)	all Branded Games shall be designed, developed, manufactured, advertised, promoted, marketed, conducted and distributed (as applicable) in compliance with all Laws, including, without limitation, all Laws relating to gambling, gaming, and gaming-related activities, all applicable privacy Laws and Laws applicable to personally identifiable information and all Laws relating to product safety, labor and anti-money laundering compliance;

(b)	Licensee shall comply with any and all regulatory agencies which have jurisdiction over the Branded Games and will procure and maintain in full force and effect any and all permissions, approvals, permits, certifications and/or other authorizations from governmental and/or other official authorities that may be required in connection with the exercise of the License;

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(c)	The Branded Games will comply at all times with all rules and requirements of the Distribution Channels;

(d)	Licensee will not take any action, directly or indirectly, in violation of, (i) the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1 and 78dd-2 or other applicable anti-corruption Laws; (ii) any applicable Laws with respect to export, re-export, sale, supply or distribution, directly or indirectly, to any government, nation, person or entity that is identified in the U.S. Treasury Department’s Office of Foreign Assets Control’s list of Specially Designated Nationals or otherwise subject to an OFAC embargo or sanctions program; (iii) OFAC’s sanctions program regulations; or (iv) any other applicable antiterrorism Laws, rules or regulations;

(e)	Licensee shall not pledge, grant a lien or security interest in, or otherwise encumber, any rights in and to the Licensed Property;

(f)	Licensee owns or controls the rights necessary, including without limitation with regard to the Licensee IP, to produce and operate the Branded Games and no materials furnished or created by Licensee hereunder (or otherwise used in connection with any Branded Game) shall violate the rights of any third party;

(g)	Licensee shall ensure that all Collateral Materials created by Licensee in connection with this Agreement will be wholly original or fully cleared by Licensee (i.e., Licensee shall obtain all required authorizations, consents and releases and shall pay all required compensation to third parties) and that no such materials will infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other right of any third party; and

(h)	Licensee shall only use the Licensed Property as and to the extent authorized by this Agreement and in accordance with the terms and intent of this Agreement.

13.3        Commercialization by Licensee. Licensee agrees that during the Term of this Agreement it will diligently develop or have developed, distribute, operate, maintain, promote, and sell the Branded Games, and that it will make and maintain adequate arrangements for the distribution of the Branded Games. Any determination that Licensee has failed to diligently develop, or have developed, distribute, promote, or sell any Branded Game at any given time during the Term or Renewal Term shall permit Licensor to remove such country from the Territory unless Licensee remedies the failure within thirty (30) days of Licensee’s receipt of written notice from Licensor of its intended action.

14.          INDEMNIFICATION

14.1        By Licensor. Licensor agrees to indemnify, defend and hold harmless Licensee and affiliates, officers, directors, employees, agents, sublicensees, successors and assigns from and against all losses, penalties, damages, liabilities, suits and expenses (including without limitation reasonable outside attorneys’ fees) (collectively, “Losses”) arising out of or in connection with any third party claim (each a “Claim”) relating to (a) an allegation that the Licensed Property, used as permitted hereunder, infringes upon or otherwise violates any third party proprietary rights; or (b) any breach or alleged breach by Licensor of any of its representations, warranties or covenants under this Agreement.

14.2        By Licensee. Licensee shall indemnify, defend and hold harmless Licensor and its affiliates, officers, directors, employees, agents, sublicensees, successors and assigns from and against all Losses arising out of or in connection with any Claim relating to: (a) any breach or alleged breach by Licensee of any of its representations, warranties or covenants under this Agreement; (b) infringement, dilution or other violation of any Intellectual Property or other personal or proprietary rights of any person or entity resulting from the production or use of any Branded Game or Collateral Materials (other than to the extent based solely on the authorized use of the Licensed Property in compliance with the terms of this Agreement); (c) any use of the Licensed Property in any manner not permitted hereunder; (d) the design, development, manufacture, advertisement, promotion, marketing, conduct, operation or distribution of any Branded Game or Collateral Materials (including, without limitation, any defect in the Branded Game (whether obvious or hidden and whether or not present in any sample approved by Licensor) or any personal injury or death to any third party by the use of any Branded Game); (e) Claims brought by End Users; or (f) Licensee’s failure to comply with all applicable Laws, regulations and standards or any of its obligations under this Agreement, including, but not limited to, Licensee’s determination of whether any Branded Game and/or the distribution thereof is legal or otherwise not prohibited in any jurisdiction, country, state, province or region.

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14.3        Procedure. If an indemnifiable Claim is made against an indemnified Party, such Party will promptly notify the indemnifying party of such Claim. Failure to so notify the indemnifying Party will not relieve the indemnifying Party of any liability which the indemnifying Party might have, except to the extent that such failure materially prejudices the indemnifying Party’s legal rights. The indemnifying Party shall assume control of the defense of such Claim, and the indemnified Party shall cooperate with the indemnifying Party in the defense and/or settlement of the Claims at the indemnifying Party’s expense. The indemnified Party may participate in the defense of the Claim at its own cost. Notwithstanding anything contained herein, (a) the indemnified Party shall not enter into any settlement or compromise that provides for any remedy of the Claim without the prior written approval of the indemnifying Party, which approval will not be unreasonably withheld; and (b) Licensee may not enter into any settlement or compromise that involves or affects any Licensed Property without Licensor’s prior written approval.

15.          MISCELLANEOUS

15.1        Notices, Statements, and Payments. All notices, statements or payments to be made hereunder shall be in writing and shall be given to or made at the respective addresses of the Parties as set forth in Exhibit A, unless written notification of a change of address is given to the other Party. To be effective, all communications and notices relating to this Agreement are to be in writing and delivered personally, or sent by first class mail postage prepaid (effective three (3) business days after postmark date), by a national overnight courier service (e.g., FedEx), or via email (with a copy also sent by first class mail or overnight courier for confirmation), to the respective addresses set forth in Exhibit A, or to such other addresses as either Party shall designate by notice given as set forth herein.

15.2        No Joint Venture. This Agreement does not create, is not intended to create, and shall not be interpreted or construed as creating a franchise, partnership, joint venture, agency, employment, or similar relationship between Licensor, on the one hand, and Licensee, on the other hand. Neither Party shall have the power to obligate or bind the other or its subsidiaries or affiliates in any manner whatsoever. Licensor will have no fiduciary duty or fiduciary obligation to Licensee under this Agreement.

15.3        Force Majeure. Neither Party shall be deemed in default or otherwise liable hereunder due to its inability to perform by reason of any fire, earthquake, flood, epidemic, accident, explosion, casualty, strike, lockout, pandemic, labor controversy, riot, civil disturbance, act of public enemy, embargo, war, act of God, or any municipal, county, state, national or international ordinance or Law or any executive, administrative, judicial or similar order (which order is not the result of any act or omission to act which would constitute a default under this Agreement), or any failure or delay of any transportation, power, or other essential thing required, or similar causes beyond the Party’s reasonable control. In such case, the Party affected by the force majeure event shall promptly notify the other Party in writing of its inability to perform. Any delay in performance shall be no greater than the event of force majeure causing the delay. If force majeure event continues uninterrupted for a period exceeding three (3) calendar months, either Party may elect to terminate this Agreement upon written notice to the other, but such right of termination, if not exercised, shall expire immediately upon the discontinuance of the force majeure event. Notwithstanding anything to the contrary in this Section 15.3, the exercise of such right of termination shall not affect Licensee’s obligation to pay Royalties which accrued prior to and including the termination date of this Agreement.

15.4        Assignment. Licensor, in entering into this Agreement, is relying entirely upon Licensee’s skills, reputation and personnel, including without limitation its officers, managers, directors, owners and/or shareholders. This Agreement and all rights, duties and obligations hereunder are personal to Licensee and shall not, without the prior written consent of Licensor (which may be given or withheld in the sole discretion of Licensor), be assigned, delegated, sold, transferred, leased, mortgaged or otherwise encumbered by Licensee or by operation of Law. Any attempt to do so without such consent shall be void and shall constitute an incurable default under this Agreement. The consent of Licensor to any such assignment, delegation, sale, transfer, lease, mortgage, other encumbrance or change shall not be deemed to be consent to any subsequent assignment, delegation, sale, transfer, lease, mortgage, other encumbrance or change.

15.5        Compliance with Applicable Laws. Licensor is granting this license solely for the lawful use of the Licensed Property in connection with the Branded Games. By granting this License, or by approving any Branded Game, Licensor makes no representation or takes any position on the legality of any Branded Game in any jurisdiction, state, country or territory. Licensor is relying entirely on Licensee to ensure that the Branded Games comply with all applicable Laws and regulations in the Territory (or applicable portion thereof) and Licensee shall be solely responsible for such compliance. Therefore, Licensee shall at all times be primarily liable for complying with all applicable Laws. For clarity, Licensee shall be responsible and primarily liable for all activities, obligations and liabilities, if any, of its affiliates with respect to this Agreement. Any breach of the terms of this Agreement by Licensee’s Affiliates shall be deemed a breach of the Agreement by Licensee.

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15.6        Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the State of California without regard to its conflicts of law principles. Any claim arising under this Agreement shall be prosecuted in a federal or state court of competent jurisdiction located within Los Angeles County, California and selected by Licensor, and Licensee consents to the jurisdiction of such court and to the service of process by mail.

15.7        Interpretation and Construction. The word “or” shall be interpreted to have both its conjunctive and disjunctive meaning whenever possible. The section headings are intended solely for convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement. No provision of this Agreement shall be construed in favor of or against any Party on the ground that such Party or its counsel drafted the provision. The language used herein, unless defined specifically, shall be construed according to its reasonable and customary meaning in the United States. Terms of art used in this Agreement which are not defined herein shall be defined as commonly understood in the United States licensing industry for similar products. In the event of a breach, this Agreement may be specifically enforced. This Agreement shall at all times be construed so as to carry out its stated purposes.

15.8        Integration. This Agreement, including without limitation any attached schedules and exhibits, constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties.

15.9        Survival and Severability: Notwithstanding anything to the contrary herein, all provisions hereof are hereby limited to the extent mandated by any applicable Law or decisions. If any one or more paragraphs, clauses or other portions hereof should ever be determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, or be illegal, invalid or unenforceable within any jurisdiction by reason of any existing Law or statute, then, to that extent and within the jurisdiction in which it is illegal, invalid or unenforceable, it shall be limited, construed or severed and deleted herefrom, and the remaining extent and/or remaining portions hereof shall survive, remain in full force and effect and continue to be binding, and shall not be affected except insofar as may be necessary to make sense hereof, and shall be interpreted so as to give effect to the intention of the parties insofar as that is possible.

15.10     Waiver, Amendment, Modification: The terms of this Agreement may not be waived, amended or modified except by an agreement in writing executed by the Parties hereto. No waiver by either Party shall be deemed to be a waiver of any prior or succeeding breach.

15.11     Electronic Transmission/Counterparts. This Agreement may be executed by written signature or digital signature (e.g., AdobeSign, DocuSign) and delivered in multiple counterparts, including by facsimile, PDF, or other electronic counterparts, all of which will constitute one and the same agreement. A signed copy of this Agreement delivered by means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto, intending this Agreement to be effective as of the Effective Date, have caused this Agreement to be executed by the authorized representative of each.

LICENSOR:		LICENSEE:

PLAYBOY ENTERPRISES INTERNATIONAL, INC.		GAMING TECHNOLOGIES, INC.

By:		By:
	(Signature)		(Signature)

Name:		Name:
	(Print)		(Print)

Title:		Title:

Date:		Date:

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EXHIBIT A

BRANDED GAMES:

Playboy-branded real-money game mobile apps, specifically: rummy, poker, fantasy sports and other games of skill, to the extent approved in advance, in writing by Playboy

SCOPE OF LICENSE:

Exclusive solely to the extent that, during the Term hereof, Licensee will not license third parties the right to distribute in India, PLAYBOY-branded, skill-based, real-money mobile gaming apps

TERRITORY:

India, but solely to the extent that in such country, state, province or region, online and/or mobile games involving cash gaming is affirmatively permitted, or are otherwise not prohibited, by law.

DISTRIBUTION CHANNELS:

Via iOS app stores (such as the Apple App Store) and Android app stores (such as the GooglePlay App Store), and such other stores as approved in advance in writing by Licensor.

INITIAL TERM/LICENSE YEARS:

LY1: Effective Date – 12/31/2021

LY2: 1/1/2022 – 12/31/2022

LY3: 1/1/2023 – 12/31/2023

LY4: 1/1/2024 – 12/31/2024

LY5: 1/1/2025 – 12/31/2025

LAUNCH DATE:

April 2021

ROYALTY RATE:

Fourteen percent (14%) of Net Gaming Revenue

ROYALTY PAYMENTS & REPORTING:

Reporting is due on a calendar quarterly basis within twenty (20) days after the end of the applicable quarter, and payment is due within thirty (30) days after the end of the applicable quarter.

MINIMUM NET GAMING REVENUE:

LY1: US$261,409

LY2: US$705,072

LY3: US$1,098,397

LY4 & LY5: To be mutually determined by the Parties within thirty (30) days of the 2nd anniversary of the Launch Date, and memorialized in a written amendment to this Agreement signed by the Parties.

RENEWAL TERM

Assuming Licensee is not otherwise in breach of the agreement, not less than sixty (60) days prior to the end of the Initial Term, the Parties agree to discuss the possible renewal of the Agreement for an additional period (the “Renewal Term”) based on mutually agreed upon performance milestones as set forth in the Agreement.

SELL-OFF PERIOD:

Thirty (30) days after expiration of the Term or notice of termination together with Licensor’s consent (pursuant to Section 10.5) of the Agreement).

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MINIMUM ADVERTISING COMMITMENT:

For each License Year, two percent (2%) of Net Gaming Revenue or Minimum Net Gaming Revenue for such License Year, whichever is greater.

ADDRESS FOR PAYMENTS, ROYALTY STATEMENTS AND PRODUCT SUBMISSIONS:

All reports, Statements and Branded Game submissions required be given and all payments to be made hereunder, shall be given or made in writing by email or via reputable courier, as applicable, charges prepaid, to the addresses set forth below, unless notification of a change of address is given in writing. The effective date of receipt shall be deemed the date such notice, report, Statement or Branded Game submission is received by the intended recipient, provided that the sending of a notice by courier shall constitute notice hereunder even in the event of refusal to accept same by the intended recipient.

LICENSOR:	LICENSEE:
10960 Wilshire Blvd., Suite 2200 Los Angeles, CA 90024 Contact: [***] Email: [***] Phone: [***]	184 Shepherds Bush Road London, UK Contact: [***] Email: [***] Phone: [***]
w/ copy to: [***]	w/ copy to: [***]

ELECTRONIC TRANSFER INSTRUCTIONS:

All payments made hereunder shall be made by electronic bank transfer and paid to:

Account Name:	[***]
Bank Name:	[***]
Bank Address:	[***]
[***]
Account Number:	[***]
ABA/Routing #:	[***]
Swift Code:	[***]
ACH:	[***]

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EXHIBIT B

TRADEMARKS

PLAYBOY

(word mark)

(Rabbit Head Design)

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EXHIBIT C

SUBCONTRACTOR AGREEMENT

This Agreement is between __________________ (“Licensee”), a licensee of Playboy Enterprises International, Inc., (“Licensor”), and ___________________________ (“Subcontractor”), Licensee’s independent contractor, with a principal place of business located at ______________________________________________, who is to design, create, or produce mobile gaming apps which will bear or otherwise incorporate the trademarks owned by Licensor (“Trademarks”). Hereinafter such products shall be referred to as “Branded Games”.

Subject to the terms and conditions of the License Agreement between Licensee and Licensor (“License”), Subcontractor may produce Branded Games for sale and/or distribution only to Licensee. Any other use, production, distribution, and/or sale of the Branded Games may not be made unless with the express written authorization from Licensor.

Subcontractor acknowledges that the Trademarks are owned by Licensor and agrees not to contest the validity or distinctiveness of any trademark or assert ownership in any of the Trademarks or anything confusingly similar. Subcontractor recognizes the goodwill associated with the Trademarks and agrees that any use of such Trademarks shall inure to the benefit of Licensor. Subcontractor agrees that any materials or information it receives relating to Licensor or the Trademarks shall be deemed confidential and shall be protected as such.

All Branded Games, and all elements thereof, created, designed, or produced by Subcontractor for Licensee shall be subject to all of the terms and conditions of the License.

Subcontractor shall maintain separate, accurate records of all transactions arising out of the creation, design, distribution, and/or sale of the Branded Games (“Records”). Such Records shall be made available for inspection and audit by Licensor or its designee during normal business hours to verify Subcontractor’s records and to ensure that there have been no unauthorized uses of the Trademarks.

Subcontractor acknowledges and agrees that if it violates any term or condition of this Agreement, its right to continue using any Trademark shall cease immediately and permanently, that irreparable injury to Licensor shall occur if Subcontractor’s use continues, and that Licensor shall be entitled to temporary, preliminary and permanent injunctive relief, plus an award for damages, costs and reasonable attorneys’ fees arising from any such violation.

This Agreement shall continue during the term of the License unless sooner terminated by Licensee or Licensor upon written notice to Subcontractor.

SUBCONTRACTOR:	LICENSEE:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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EXHIBIT D

QUALITY AND STANDARD REQUIREMENTS

1.	The Branded Games are to be designed, created, sold and otherwise distributed by Licensee pursuant to this Agreement and in strict compliance with all applicable federal, regional, state and local laws and regulations, and all industry standards and regulations. On a periodic basis, Licensor may require Licensee to provide documentation of such compliance, including but not limited to, evidence of certifications, copies of test results, copies of applicable approvals, legal analyses, and copies of design review documents if applicable. If Licensee intends to re-badge existing product to create the Branded Games, or will concurrently distribute games otherwise identical to the Branded Games except for the Licensed Property, Licensor may also request information concerning the brand names under which Licensee is marketing the other games, the territories in which Licensee is marketing the other games, and the differences if any between the other games and the Branded Games.

2.	The Branded Games shall be of high quality in design, material, technology, and workmanship and suitable for the purpose intended.

3.	Words, shapes, or devices that are obscene or scandalous are unacceptable.

4.	When included within or in connection with Branded Games, the Licensed Property shall be clear and legible without bleeding of line or color.

5.	The Branded Games will not cause harm when used as instructed.

6.	The Branded Games will provide use instructions that are understandable and accurate.

7.	Forced Labor: Licensee, on its own behalf and on behalf of its subcontractors, will not do business with third parties that use forced labor, prison labor, indentured labor or bonded labor, or permit their suppliers or subcontractors to do so.

8.	Child Labor: Licensee, on its own behalf and on behalf of its subcontractors, will not purchase, distribute, or utilize in any other manner products or components thereof manufactured by persons younger than 15 years of age or younger than the age of completing compulsory education in the country of manufacture where such age is higher than 15.

9.	Harassment or Abuse: Licensee and its subcontractors must treat their employees with respect and dignity. No employee shall be subject to physical, sexual or psychological harassment or abuse.

10.	Nondiscrimination: Licensee and its subcontractors shall not subject any person to discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of gender, race, religion, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin.

11.	Health and Safety: Licensee and its subcontractors shall provide a safe and healthy working environment to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of employer facilities. Licensee and its subcontractors must fully comply with all applicable workplace conditions, safety and environmental laws.

12.	Freedom of Association: Licensee and its subcontractors shall recognize and respect the right of employees to freely associate in accordance with the laws of the countries in which they are employed.

13.	Wages and Benefits: Licensee and its subcontractors recognize that wages are essential to meeting employees’ basic needs. Licensee and its subcontractors shall pay employees at least the minimum wage required by local law regardless of whether they pay by the piece or by the hour and shall provide legally mandated benefits.

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14.	Work Hours: Licensee and its subcontractors shall not require their employees to work more than the limits on regular and overtime hours allowed by the law of the country of manufacture. Except under extraordinary business circumstances, such employees shall be entitled to no less than one day off in every seven-day period. Licensee and its subcontractors must inform their workers at the time of their hiring if mandatory overtime is a condition of their employment. Licensee and its subcontractors shall not compel their workers to work excessive overtime hours.

15.	Overtime Compensation: Licensee’s and its subcontractors’ employees shall be compensated for overtime hours and such premium rate as is legally required in the country of manufacture or, in countries where such laws do not exist, at a rate at least equal to their regular hourly compensation rate.

16.	Legal and Ethical Business Practices: Licensee and its subcontractors must fully comply with all applicable local, state, federal, national and international laws, rules and regulations including, but not limited to, those relating to wages, hours, labor, health and safety, and immigration. Licensee and its subcontractors must be ethical in their business practices.

17.	Penalties: Licensor reserves the right to terminate its business relationship with Licensee and or any of its subcontractors who violates these Quality And Standard Requirements or whose suppliers or subcontractors violate these Quality And Standard Requirements. Licensor reserves the right to terminate this Agreement if Licensee or its subcontractors fail to provide written confirmation to Licensor that Licensee and/or its subcontractors have a program in place to monitor Licensee’s and its subcontractors’ suppliers and subcontractors for compliance with these Quality and Standard Requirements.

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